                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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         / /     Definitive Proxy Statement

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                                The PNC(R) Fund
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

                                THE PNC(R) FUND

                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         ------------------------------

                                                                October 23, 1995

To the Shareholders of
The PNC Fund

     A Special Meeting of Shareholders of the Index Equity Portfolio (the "Portfolio") of The PNC Fund (the "PNC Fund") will be held on November 30, 1995 at 10:00 a.m. at the Bellevue Park Corporate Center, 400 Bellevue Parkway, Wilmington, Delaware 19809 for the following purposes:

          (1) to consider the approval or disapproval of a change to the Portfolio's fundamental investment limitations to permit the Portfolio to invest all of its assets in shares of a corresponding open-end management investment company having substantially the same investment objective, policies and limitations; and

          (2) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The subjects referred to above are discussed in the Proxy Statement attached to this Notice. Each shareholder is invited to attend the Special Meeting of Shareholders in person. Shareholders of record at the close of business on October 19, 1995 have the right to vote at the meeting. If you cannot be present at the meeting, we urge you to complete and promptly return the enclosed Proxy in order that the meeting may be held and a maximum number of shares may be voted.

MORGAN R. JONES
Secretary

                                THE PNC(R) FUND
                              400 BELLEVUE PARKWAY
                                   SUITE 100
                           WILMINGTON, DELAWARE 19809

                                PROXY STATEMENT

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF TRUSTEES OF THE PNC FUND (THE "PNC FUND") FOR USE AT A SPECIAL MEETING OF SHAREHOLDERS OF THE INDEX EQUITY PORTFOLIO (THE "PORTFOLIO") TO BE HELD AT THE BELLEVUE PARK CORPORATE CENTER, 400 BELLEVUE PARKWAY, WILMINGTON, DELAWARE ON NOVEMBER 30, 1995 AT 10:00 A.M. (SUCH MEETING AND ANY ADJOURNMENT THEREOF IS HEREAFTER REFERRED TO AS THE "MEETING").

     It is expected that the solicitation of proxies will be primarily by mail. The PNC Fund's officers and service contractors may also solicit proxies by telephone or personal interview. The Portfolio will bear all proxy solicitation costs. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to the Secretary of the PNC Fund a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person. This Proxy Statement and the enclosed form of proxy ("Proxy") are expected to be distributed to shareholders on or about October 24, 1995.

     Only Portfolio shareholders of record at the close of business on October 19, 1995 will be entitled to vote at the Meeting. On that date the outstanding
shares of the Portfolio were as follows:      shares of Class O-1 shares
(Service Shares);      shares of Class O-2 shares (Series A Investor Shares);
     shares of Class O-3 shares (Institutional Shares); and      shares of Class
O-4 shares (Series B Investor Shares, and collectively with the above-referenced Service Shares, Series A Investor Shares and Institutional Shares, the "Shares").

     If the enclosed Proxy is executed properly and returned, Shares represented by it will be voted at the Meeting in accordance with the instructions thereon. The PNC Fund's Board of Trustees recommends a vote FOR the approval of the proposed change to the Portfolio's fundamental investment limitations to permit the Portfolio to invest all of its assets in shares of a corresponding open-end management investment company having substantially the same investment objective, policies and limitations as the Portfolio.

     Voting Procedures. Each full Share is entitled to one vote and each fractional Share to a proportionate fractional vote. Shareholders of all classes of the Portfolio will vote together as a single class.

     The approval of the Proposal requires the affirmative vote of the holders of a "majority of the outstanding Shares" of the Portfolio (as defined by the Investment Company Act of 1940 (the "1940 Act")), which means the lesser of (a) the holders of 67% or more of the Shares of the Portfolio present at the Meeting if the holders of more than 50% of the outstanding Shares of the Portfolio are present in person or by proxy, or (b) more than 50% of the outstanding Shares of the Portfolio.

     In the absence of voting instructions, Shares will be voted FOR the proposal as indicated on each Proxy. If a Proxy is properly executed and is marked with an abstention, the Shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Broker "non-votes" (i.e., Proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote

Shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will also be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Under Massachusetts law, abstentions and broker non-votes will have the same effect as casting a vote against the proposal for purposes of obtaining the requisite approval of such proposal.

     If you do not expect to be present at the Meeting and wish your Shares to be voted, please complete the enclosed Proxy and mail it in the enclosed reply envelope.

THE PNC FUND WILL FURNISH, WITHOUT CHARGE, A COPY OF THE PORTFOLIO'S ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS DATED SEPTEMBER 30, 1994 AND MARCH 31, 1995, RESPECTIVELY, TO ANY SHAREHOLDER UPON REQUEST. THE PNC FUND'S ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS MAY BE OBTAINED FROM THE PNC FUND BY CALLING (800) 422-6538 OR BY WRITING TO THE PNC FUND AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THE PROXY STATEMENT.

     The Board of Trustees of the PNC Fund knows of no matter other than that mentioned in Proposal 1 of the Notice which will be presented at the Meeting. If any other matter is properly presented at the Meeting, it is the intention of the persons named as attorneys in the enclosed Proxy to vote the Proxies in accordance with their judgment in regard to such matter.

PROPOSAL 1. TO APPROVE A CHANGE TO THE PORTFOLIO'S FUNDAMENTAL INVESTMENT LIMITATIONS TO PERMIT THE PORTFOLIO TO INVEST ALL OF ITS ASSETS IN A CORRESPONDING OPEN-END MANAGEMENT INVESTMENT COMPANY HAVING SUBSTANTIALLY THE SAME INVESTMENT OBJECTIVE, POLICIES AND LIMITATIONS.

                                    SUMMARY

     The Board of Trustees of the PNC Fund has approved, and is submitting to the shareholders of the Portfolio for approval, a change to the Portfolio's fundamental investment limitations to permit the Portfolio to invest all of its assets in shares of another open-end management investment company having substantially the same investment objective, policies and limitations as the Portfolio.

     If the change to the Portfolio's fundamental investment limitations is approved by the Portfolio's shareholders at the Meeting, the Portfolio will transfer all of its assets to the U.S. Large Company Series (the "Master Portfolio") of The DFA Investment Trust Company (the "DFA Company"), an investment portfolio having substantially the same investment objective, policies and limitations as the Portfolio, in exchange for shares of the Master Portfolio pursuant to a purchase agreement between the PNC Fund and the DFA
Company dated            , 1995 (the "Purchase Agreement"). Approval of this
Proposal and the closing of the Purchase Agreement would create a two-tier or "master-feeder" structure whereby the Portfolio, along with other "feeder" portfolios, would invest substantially all of its assets in shares of the Master Portfolio. The costs of this transaction will be borne by the Portfolio.

     After analyzing the costs and benefits of advising the Portfolio, PNC Institutional Management Corporation ("PIMC"), the Portfolio's current investment adviser, has determined that based on the nature of the Portfolio and its asset level, it would not be economical to continue serving as the Portfolio's adviser. PIMC advised the Trustees that the low expense ratio necessary for the effective operation of an index fund to be economical for the investment adviser required a larger asset base than the Portfolio could reasonably attain. As a result, PIMC has recommended to the PNC Fund's Trustees that the Portfolio invest all of its assets in a master fund, the Master Portfolio, managed by Dimensional Fund Advisors Inc. ("DFA"), a well-known manager of index funds. DFA has advised the PNC Fund's Trustees that it would seek to attract additional assets to the Master Portfolio through association with additional feeder funds. If successful, the operation of the Portfolio as a feeder portfolio of the Master Portfolio may eventually achieve certain economies of scale resulting in lower expense ratios for the Portfolio. Regardless of DFA's success in attracting additional feeder funds, the Trustees of the PNC Fund believe that the expense ratios of the Portfolio under the proposed master-feeder structure will be approximately equal to what the Portfolio's expense ratios would be under its current single-tier structure. To the extent that the Portfolio's expense ratios decline as a result of the proposed master-feeder structure, the Portfolio will be in a better position to achieve its investment objective of duplicating the capital performance and dividend income of the Standard & Poor's 500(R) Composite Stock Price Index (the "S&P Index").(1) The following tables show the expenses of each class of the Portfolio for its fiscal year ended September 30, 1994 (as restated to reflect revised advisory and administration fee waivers currently in effect) and pro forma adjustments thereof assuming that the Portfolio had invested all of its assets in the Master Portfolio for the entire period then ended.

---------------

(1) The Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's Ratings Group.

PORTFOLIO OPERATING EXPENSES FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995 AND PRO FORMA EXPENSES

PORTFOLIO EXPENSES

                                              INSTITU-                                      INVESTOR                INVESTOR
                                               TIONAL                SERVICE                 CLASS                   CLASS
   ANNUAL OPERATING EXPENSES      INSTITU-     CLASS                  CLASS     INVESTOR    SERIES A    INVESTOR    SERIES B
    AFTER FEE WAIVERS AS A         TIONAL       (PRO      SERVICE     (PRO       CLASS        (PRO       CLASS        (PRO
PERCENTAGE OF DAILY NET ASSETS     CLASS       FORMA)      CLASS     FORMA)     SERIES A     FORMA)     SERIES B     FORMA)
-------------------------------   --------    --------    -------    -------    --------    --------    --------    --------
Advisory Fees(1)(3)............      .05%       .025%       .05%       .025%       .05%       .025%        .05%       .025%
Other Operating Expenses of the
  Master Portfolio.............       --        .038         --        .038         --        .038          --        .038
12b-1 Fees(2)..................       --          --         --          --        .40         .40         .75         .75
Other Operating Expenses of the
  Portfolio....................      .13        .117        .43        .417        .20        .187         .45        .437
                                     ---        ----        ---        ----        ---        ----         ---        ----
  Administration Fees(1).......      .02        .045        .02        .045        .02        .045         .02        .045
  Service Fees.................       --          --        .15         .15         --          --         .25         .25
  Other Expenses(1)............      .11        .072        .26        .222        .18        .142         .18        .142
                                    ----       -----       ----        ----       ----       -----        ----       -----
Total Operating Expenses.......      .18%        .18%       .48%        .48%       .65%        .65%       1.25%       1.25%
                                     ===        ====        ===        ====        ===        ====         ===        ====

---------------
(1) Advisory fees for the Portfolio's current structure are net of waivers of .15% and administration fees are net of waivers of .18% for the Portfolio. The administration fees in the "pro forma" columns are net of waivers of .155% for the Portfolio. The expenses noted above under "Other Operating Expenses of the Portfolio -- Other Expenses" are estimated based on the level of such expenses for the Portfolio's fiscal year ended September 30, 1994. The Portfolio's adviser and administrators are under no obligation to waive or continue waiving such fees, but have informed the PNC Fund that they expect to waive or continue waiving such fees as necessary to maintain the Portfolio's total operating expenses during the current fiscal year at the levels set forth in the table. Securities dealers, financial institutions and other industry professionals may charge their clients additional fees for account services.

(2) Long-term shareholders may pay more than the economic equivalent of the maximum front-end sales charges permitted by the rules of the National Association of Securities Dealers, Inc. ("NASD").

(3) The advisory fees in the "pro forma" columns are paid at the Master Portfolio level.

DISCUSSION OF THE PROPOSED MASTER-FEEDER STRUCTURE

     If Proposal 1 is approved by shareholders of the Portfolio, the PNC Fund's Board of Trustees expects to implement the master-feeder structure for the Portfolio by causing the Portfolio to purchase shares of the Master Portfolio in exchange for the assets reflected on the Portfolio's balance sheet, pursuant to the Purchase Agreement. Thereafter, the Portfolio's assets will be comprised exclusively of shares of the Master Portfolio. The proposed master-feeder structure will not alter the rights and privileges of shareholders of the Portfolio. However, the shareholders will not have the right to vote on matters submitted to the Portfolio by the Master Portfolio, such as an amendment or termination of the Master Portfolio's advisory contract. The value of a shareholder's investment in the Portfolio will be the same immediately after the Portfolio's investment in the Master Portfolio as immediately before that investment. The value of a shareholder's investment in the Portfolio will fluctuate thereafter as a result of changes in the value of the Master Portfolio and expenses incurred by the Master Portfolio and the Portfolio.

     Under the proposed master-feeder structure, the Portfolio would no longer incur expenses related to its investment advisory contract, which would be terminated. As a feeder portfolio of the Master Portfolio, the Portfolio would bear its pro rata portion of the Master Portfolio's advisory fees and operating expenses which, when combined with the Portfolio's operating expenses, are expected to result in expense ratios for the Portfolio that are approximately equal to its expense ratios under the current single-tier structure. See the expense table above under "Summary."

     The DFA Company has advised the Portfolio that it will be in a position to market similar master-feeder arrangements to other institutional investors that may invest in the Master Portfolio. If the DFA Company is successful in this endeavor, the proposed master-feeder structure could enable the Portfolio to benefit, directly or indirectly, from certain economies of scale, based on the premise that certain of the expenses of operating an investment portfolio are relatively fixed and that a larger investment portfolio may eventually achieve a somewhat lower ratio of operating expenses to average net assets. Currently, the only investor in the Master Portfolio is the U.S. Large Company Portfolio (the "Current Shareholder"), a series of DFA Investment Dimensions Group Inc., with total assets as of September 30, 1995 of approximately $93.4 million. No meaningful economies of scale, reductions in the Portfolio's expense ratios or other benefits to the shareholders of the Portfolio are anticipated until additional investors invest their assets in the Master Portfolio. There can be no assurance that such economies of scale, reduced expense ratios or other benefits to shareholders of the Portfolio will be realized.

     As a general matter, after the Portfolio provides the DFA Company with [30] days notice, the Portfolio would be able to withdraw its investment in the Master Portfolio without shareholder approval if the PNC Fund's Trustees determine that it is in the best interests of the Portfolio to do so. If requested by the Board of Trustees of the DFA Company, after receiving 90 days notice, the Portfolio would have to withdraw its investment in the Master Portfolio. Upon any such withdrawal, the Trustees would consider what further action might be taken, including the investment of the Portfolio's assets in another pooled investment entity having substantially the same investment objective, policies and limitations as the Portfolio or, subject to the approval of the Portfolio's shareholders, the retention of an investment adviser to manage the Portfolio's assets.

IMPACT ON SERVICE PROVIDER ARRANGEMENTS

     If shareholders of the Portfolio approve the proposed change to the Portfolio's fundamental investment limitations to allow for the proposed master-feeder structure, the Portfolio itself would no longer require investment advisory services. Accordingly, the Portfolio will terminate its existing investment advisory and sub-advisory arrangements with PIMC and PNC Equity Advisors Company ("PEAC"), respectively, effective at the closing of the Purchase Agreement if Proposal 1 is approved by the Portfolio's shareholders. Under the Advisory Agreement currently in effect between the PNC Fund and PIMC with respect to the Portfolio, PIMC is entitled to advisory fees at the annual rate of .20% of the Portfolio's average daily net assets. PIMC has historically waived a portion of these advisory fees and currently receives advisory fees at the annual rate of .05%. Under a Sub-Advisory Agreement currently in effect between PIMC and PEAC with respect to the Portfolio, PEAC is entitled to sub-advisory fees at the annual rate of .15% of the Portfolio's average daily net assets. PEAC is compensated by PIMC, not the Portfolio.

     The Portfolio would also have a reduced need for certain custodial services if the proposed master-feeder structure is implemented. Therefore, if Proposal 1 is approved, PNC Bank, the PNC Fund's custodian, will provide more limited custodial services for the Portfolio and will waive all of its custody fees with respect to the Portfolio.

     If the proposed master-feeder structure is implemented, PFPC Inc. ("PFPC") and Provident Distributors, Inc. ("PDI"), the PNC Fund's administrators, will adjust their waivers of administration fees as illustrated in the expense table above under "Summary."

     As a shareholder of the Master Portfolio, the Portfolio would bear its pro rata portion of the Master Portfolio's advisory fees and other operating expenses. The Portfolio's shareholders would indirectly bear such expenses in addition to the Portfolio's own operating expenses. See the expense table above under "Summary."

PROPOSED CHANGES TO FUNDAMENTAL INVESTMENT LIMITATIONS

     The Board of Trustees of the PNC Fund has approved a change in the fundamental investment limitations of the Portfolio to permit it to invest all of its assets in shares of the Master Portfolio, an open-end management investment company having substantially the same investment objective, policies and limitations. Under the 1940 Act, changes to the Portfolio's fundamental investment limitations require the approval of the Portfolio's shareholders.

     Certain of the Portfolio's fundamental investment limitations may be deemed to prohibit the Portfolio from pursuing its investment objective by investing all of its assets in shares of another investment company. The most pertinent of the Portfolio's fundamental investment limitations are set forth below. These limitations restrict the extent to which the Portfolio can invest in (i) securities of any one issuer, (ii) securities of issuers in the same industry, and (iii) securities issued by investment companies. In particular, the Portfolio currently may not:

     (1) Purchase securities of any one issuer (other than securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities or certificates of deposit for any such securities) if more than 5% of the value of the Portfolio's total assets would (taken at current value) be invested in the securities of such issuer, or more than 10% of the issuer's outstanding voting securities would be owned by the Portfolio or the PNC Fund, except that up to 25% of the value of the Portfolio's total assets may (taken at current value) be invested without regard to these limitations;

     (2) Purchase any securities which would cause 25% or more of the value of the Portfolio's total assets at the time of purchase to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to
(i) instruments issued or guaranteed by the United States, any state, territory or possession of the United States, the District of Columbia or any of their authorities, agencies, instrumentalities or political subdivisions, and (ii) repurchase agreements secured by the instruments described in clause (i); and

     (3) Acquire any other investment company or investment company security, except in connection with a merger, consolidation, reorganization or acquisition of assets or where otherwise permitted by the 1940 Act.

     In connection with the proposed master-feeder structure discussed above, the Portfolio's shareholders are being asked to consider the approval of the addition of the following provision to the Portfolio's fundamental investment limitations:

     "Notwithstanding the investment limitations of the Index Equity Portfolio, the Portfolio may invest all of its assets in shares of an open-end management investment company with substantially the same investment objective, policies and limitations as the Portfolio."

     The Trustees of the PNC Fund have determined that this additional provision would also apply to one of the Portfolio's non-fundamental investment policies (that is, a policy which may be changed by the Trustees without shareholder approval), which currently restricts the Portfolio from investing more than 15% of its total assets in illiquid securities, such as restricted and not readily marketable securities.

DESCRIPTION OF THE MASTER PORTFOLIO AND COMPARISON WITH THE PORTFOLIO

     The Master Portfolio is a series of the DFA Company, which is an open-end management investment company registered under the 1940 Act. The DFA Company was organized as a Delaware business trust on October 27, 1992. Shares of the Master Portfolio are intended for sale to institutional investors and are not available for purchase by members of the general public.

     Although the investment objective, policies and limitations of the Master Portfolio are substantially similar to those of the Portfolio, there are some differences. For example, under normal market conditions, at least 90% of the Portfolio's total assets must be invested in the stocks that comprise the S&P Index, whereas at least 95% of the Master Portfolio's assets will be invested in such stocks. The Portfolio's current investment policies permit it to lend portfolio securities with an aggregate value of up to 30% of its total assets. By contrast, the Master Portfolio may lend portfolio securities with an aggregate value of up to 33 1/3% of its total assets. The Portfolio is specifically authorized to write covered call options, buy put options, buy call options and to write put options. By contrast, the Master Portfolio may invest in index futures contracts and index options and purchase or sell financial futures contracts and options thereon. In addition, the Portfolio is specifically authorized to (i) enter into foreign currency transactions and reverse repurchase agreements, (ii) invest in American Depository Receipts, variable and floating rate instruments, mortgage-related securities and asset-backed securities, (iii) participate in rights offerings, and (iv) purchase securities on a "when-issued" basis and to purchase or sell securities on a "forward commitment" basis. The Master Portfolio's investment policies do not address such investments and investment techniques.

     The Portfolio and the Master Portfolio also differ as to their fundamental investment limitations. For example, the Portfolio may not issue senior securities. The Master Portfolio has no corresponding fundamental investment limitation. The Master Portfolio may pledge, mortgage or hypothecate securities up to 10% of its total assets. By contrast, the Portfolio may only mortgage, pledge or hypothecate its assets in connection with permitted borrowings and then in amounts not in excess of one-third of the value of the Portfolio's total assets at the time of such borrowing. In addition, the Portfolio may not purchase securities of any one issuer if more than 10% of the issuer's outstanding voting securities would be owned by the Portfolio or the PNC Fund, provided that the Portfolio may invest up to 25% of its total assets without regard to this limitation. The Master Portfolio's limitation on acquiring more than 10% of the voting securities of any issuer applies only to the holdings of the Master Portfolio itself. However, this restriction applies to all of the Master Portfolio's assets.

     The Master Portfolio has additional fundamental investment limitations which the Portfolio does not have. These restrictions essentially prohibit the Master Portfolio from (i) purchasing or retaining securities of an issuer if the officers and trustees of the DFA Company or the officers and directors of Dimensional Fund Advisors Inc. ("DFA") owning more than 1/2 of 1% of such securities together own more than 5% of such securities; (ii) investing more than 5% of its total assets in securities of companies which have (with predecessors) a record of less than three years' continuous operation; and (iii) purchasing warrants; provided that the Master Portfolio may acquire warrants as a result of corporate actions involving its holdings of other equity securities. Lastly, the Master Portfolio has a fundamental investment limitation which prohibits it from investing more than 10% of the value of its total assets in illiquid securities. The Portfolio is subject to a non-fundamental investment policy limiting its investments in illiquid securities to 15% of the value of its total assets.

     The Master Portfolio uses substantially the same methodologies as the Portfolio to value its portfolio securities and to determine its net asset value per share.

CERTAIN SERVICE PROVIDER ARRANGEMENTS OF THE MASTER PORTFOLIO

     The DFA Company's investment adviser is DFA, which is engaged in the business of providing investment management services to institutional investors. DFA was organized in May, 1981 and currently manages over sixty investment portfolios with combined assets under management exceeding $12.5 billion. DFA's principal offices are located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. As investment adviser to the Master Portfolio, DFA is entitled to receive advisory fees at the annual rate of 0.025% of the Master Portfolio's average daily net assets. Under the DFA Company's current advisory agreement with DFA, DFA bears all of the ordinary operating expenses of the Master Portfolio (except for the advisory fee), including the Master Portfolio's administration, transfer agency and custody fees. The Master Portfolio is currently seeking shareholder approval for a new investment management agreement with DFA (the "New DFA Agreement"). If the Master Portfolio's Current Shareholder approves the New DFA Agreement, DFA would continue to be entitled to receive advisory fees at the annual rate of 0.025% of the Master Portfolio's average daily net assets; however, DFA would no longer bear the fees of the Master Portfolio's transfer, dividend disbursing and accounting service agent and the asset-based fees of the Master Portfolio's custodian. The expense table under "Summary" assumes that the Current Shareholder will approve the New DFA Agreement.

     The Current Shareholder's approval of the New DFA Agreement is a condition of closing under the Purchase Agreement. Of course, there can be no assurance that the Current Shareholder will approve the New DFA Agreement with DFA. If the proposed New DFA Agreement is not approved by the Current Shareholder, the PNC Fund would continue to retain PIMC and PEAC as the investment adviser and sub-adviser, respectively, for the Portfolio, and the Trustees of the PNC Fund will investigate the investment of its assets in another "master portfolio" having substantially the same investment objective, policies and limitations as the Portfolio.

     PFPC serves as the administrative services, dividend disbursing and transfer agent to the Master Portfolio, for which PFPC is entitled to compensation at the annual rate of .015% of the Master Portfolio's average daily net assets. PNC Bank, National Association ("PNC Bank") serves as the Master Portfolio's custodian. For its services as custodian, PNC Bank is entitled to compensation at the annual rate of .0025% of the Master Portfolio's average daily net assets, plus $7.00 for each transaction.

DESCRIPTION OF MASTER PORTFOLIO SHARES

     Shares in the Master Portfolio, when issued and paid for in accordance with the Master Portfolio's registration statement, will be fully paid and non-assessable with equal, non-cumulative voting rights, except as set forth below, and with no preferences as to conversion, exchange, dividends, redemption or any other feature. Shareholders of the DFA Company have the right to vote only (i) for removal of its trustees, (ii) with respect to such additional matters relating to the DFA Company as may be required by the applicable provisions of the 1940 Act, including the approval of the investment advisory agreement and the selection of trustees and accountants, and (iii) on such other matters as the trustees of the DFA Company may consider necessary or desirable. In addition, the Master Portfolio's shareholders will be asked to vote on any proposal to change a fundamental investment policy (i.e. a policy that may be changed only with the approval of shareholders) of the Master Portfolio.

     If the Portfolio, as a shareholder of the Master Portfolio, is requested to vote on matters pertaining to the Master Portfolio, the Trustees intend to vote all of the shares that the Portfolio holds in the Master Portfolio without submitting any such questions to the shareholders of the Portfolio. If the Trustees decide to adopt "pass-through" voting, the Portfolio, if required under the 1940 Act or other applicable law, would hold a meeting of its shareholders and would cast its votes proportionately as instructed by Portfolio shareholders. In such cases, shareholders of the Portfolio, in effect, would have the same voting rights they would have as direct shareholders of the Master Portfolio.

     If liquidation of the DFA Company should occur, shareholders in the Master Portfolio, including the Portfolio, would be entitled to share pro rata in the net assets of the Master Portfolio as well as a proportionate share of DFA Company assets not attributable to any particular DFA Company portfolio available for distribution to shareholders, if any.

TAX CONSIDERATIONS

     A condition to the closing of the Purchase Agreement is the receipt of an IRS tax ruling (or, alternatively, an opinion of the DFA Company's counsel) to the effect that contribution of assets of the Portfolio to the Master Portfolio in exchange for shares of the Master Portfolio (i) will be treated as a contribution of property to a partnership in exchange for an interest in the partnership, (ii) will not result in the recognition of gain or loss to the Portfolio for federal income tax purposes, (iii) will provide the Master Portfolio with the same tax basis in the contributed assets as the Portfolio had in the assets immediately before the closing, and (iv) will provide that the holding period of the Master Portfolio with respect to the contributed assets will include the period for which the Portfolio held the assets. If it were determined that the transaction was taxable, the Portfolio would realize and recognize gain in an amount equal to the appreciation (undiminished by losses) in the transferred assets as of the date of the transfer (the "deemed gain"). If the Portfolio did not make a distribution to its shareholders equal to all or a portion of the deemed gain, the Portfolio could be subject to tax (plus interest and penalties) on all or a portion of the deemed gain. Alternatively, if the Portfolio were to make a distribution to its shareholders in an amount equal to all or a portion of the deemed gain, then its shareholders at the time of such distribution would be taxable on the amount distributed and the Portfolio could be required to pay penalties and/or interest. Depending on the amount and nature of the deemed gain and the Portfolio's previous distributions of gains with respect to the same taxable year, the Portfolio might be required to make the distribution described in the preceding sentence in order to preserve its qualification under the Internal Revenue Code (the "Code") as a regulated investment company.

     As of June 30, 1995, the net unrealized appreciation in the assets of the Portfolio on a federal income tax basis was $41,440,504. The amount of gross unrealized appreciation in the assets of the Portfolio at the time of transfer of the Portfolio's assets to the Master Portfolio may be more or less than the amount indicated in the preceding sentence, and no assurance can be given as to the magnitude of such amount at the time of such transfer.

        [additional disclosure re: tax risks under consideration]


EVALUATION BY THE PORTFOLIO'S TRUSTEES

     The PNC Fund's Board of Trustees has carefully considered Proposal 1 which, in effect, authorizes the conversion of the Portfolio to the master-feeder structure while maintaining the Portfolio's investment objective as it was before the conversion. The PNC Fund's Board has carefully evaluated the potential costs and benefits to the Portfolio and its shareholders that would be associated with the proposed master-feeder structure.

     The Trustees of the PNC Fund considered the recommendation of PIMC in deciding to approve the proposed master-feeder structure while retaining the Portfolio's same investment objective. PIMC has informed the PNC Fund's Trustees that it was unlikely that the Portfolio could be grown significantly above its present size, which is below the asset level required to garner meaningful economies of scale. As an index fund, the Portfolio's success in pursuing its investment objective is dependent upon the Portfolio's ability to maintain relatively low expense ratios. As a result, the advisory fee payable to PIMC as the Portfolio's investment adviser is relatively low (i.e. .20% (annualized) of the Portfolio's average daily net assets). Furthermore, PIMC has consistently waived a substantial portion of its advisory fees with respect to the Portfolio. At the same time, the management of an index fund like the Portfolio requires costly resources such as a highly sophisticated monitoring and trading system capable of tracking the performance of the S&P Index with a high degree of correlation. PIMC explained to the PNC Fund's Trustees that the Portfolio's asset level is not expected to increase enough to make advising the Portfolio economical for PIMC, but that a "master-feeder" structure could enable the Portfolio to benefit from a larger asset base and maintain its low expense ratios. Additionally, the Portfolio could indirectly obtain the services of an investment adviser with the necessary resources to accurately track the S&P 500. Therefore, PIMC recommended that the Board of the PNC Fund consider approving the proposed master-feeder structure.

     The Trustees of the PNC Fund also considered DFA's experience, capabilities and resources that will enable DFA to successfully manage the Master Portfolio. The Trustees of the PNC Fund also considered PIMC's representations that the aggregate per share expenses of the Portfolio in the proposed master-feeder structure should initially be approximately equal to the expenses that would be incurred by the Portfolio if it continued to retain the services of an investment adviser and to invest directly in securities. In addition, the Trustees considered the potential for the Master Portfolio to attract other feeder portfolios which will have investors who would not otherwise be investors in the Portfolio. To the extent that the Master Portfolio is successful in attracting additional feeder portfolios, additional assets would be invested in the Master Portfolio to the potential benefit of the Portfolio's existing and future shareholders. This pooling of assets may, over time, enable the Master Portfolio to achieve a variety of operating economies that could reduce the Portfolio's expense ratios. Shareholders should note, however, that expenses that vary with asset size would not produce economies of scale unless such fees are reduced at specified asset levels. To the extent that the Portfolio's expense ratios decline as a result of the proposed master-feeder structure, the Portfolio will be in a better position to achieve its investment objective of duplicating the capital performance and dividend income of the S&P Index.

However, these economies of scale and reduced expense ratios would be likely only if assets of the Master Portfolio were to grow through investments in the Master Portfolio by entities in addition to the Current Shareholder and the Portfolio. There can be no assurance that such economies of scale and expense savings will be realized.

     The PNC Fund's Board also considered the fact that although the Portfolio would bear the cost of the proposed transaction, the fee waiver of the administrators, which maintains the Portfolio's expense ratios at the levels set forth in the pro forma expense table above under "Summary", would, in effect, result in the cost being borne by the Portfolio's administrators.

     The PNC Fund's Board also considered risks associated with investing all of the Portfolio's assets in shares of the Master Portfolio. The PNC Fund's Trustees believe that the Master Portfolio's investment policies and limitations involve substantially the same risks as are associated with the Portfolio's direct investment in securities. Accordingly, the PNC Fund's Board of Trustees believes that the proposed master-feeder structure would not entail risks materially different from or greater than the risks associated with the Portfolio's current operations.

     Based on their consideration, analysis and evaluation of the above factors and other information deemed by the PNC Fund's Board of Trustees to be relevant to this Proposal, the Board has concluded that it would be in the best interests of the Portfolio and its shareholders to approve the change to the Portfolio's fundamental investment limitations to enable the Portfolio to invest all of its assets in shares of a corresponding open-end management investment company having substantially the same investment objective, policies and limitations as the Portfolio.

                      VOTE REQUIRED TO APPROVE PROPOSAL 1

     Approval by the shareholders of the Portfolio of the change to its fundamental investment limitations requires the affirmative vote of a "majority of the outstanding voting securities" of the Portfolio, which term as used in this Proxy Statement means the vote of the lesser of (a) more than 50% of the outstanding Shares of the Portfolio, or (b) 67% of the Shares of the Portfolio present at the Meeting if the holders of more than 50% of the outstanding Shares of the Portfolio are present or represented by Proxy at the Meeting. Shareholders of all classes of the Portfolio will vote together as a single class.

     THE PNC FUND'S TRUSTEES UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF THE PORTFOLIO VOTE TO APPROVE THIS PROPOSAL. In the event that the shareholders of the Portfolio do not approve this Proposal, the PNC Fund would continue to retain PIMC and PEAC as the investment adviser and sub-adviser, respectively, for the Portfolio to manage the Portfolio's assets through direct investments in securities, and the Portfolio's existing advisory and sub-advisory agreements would continue in effect in their current form.

     If Proposal 1 is approved by the shareholders, the PNC Fund will cause the Portfolio to purchase shares of the Master Portfolio in exchange for the assets reflected on the Portfolio's balance sheet on the effective date of the transaction, which is expected to occur on or about December 4, 1995. The Portfolio will receive shares of the Master Portfolio with an aggregate net asset value equal to the value of the Portfolio assets exchanged in the transaction. However, the transaction may occur at such later time as the Board of Trustees of the PNC Fund determines is in the best interest of the Portfolio's shareholders. This transaction will be effected pursuant to the Purchase Agreement.

                    INFORMATION ABOUT THE SERVICE PROVIDERS
                  OF THE PORTFOLIO AND OF THE MASTER PORTFOLIO

THE PORTFOLIO'S ADVISER, SUB-ADVISER, ADMINISTRATORS AND DISTRIBUTOR

     PIMC currently serves as investment adviser to the Portfolio. Its principal offices are located at Bellevue Park Corporate Center, 400 Bellevue Parkway, Wilmington, Delaware 19809. If Proposal 1 is approved, the Advisory Agreement between the PNC Fund and PIMC with respect to the Portfolio which provides for a fee at the annual rate of .20% of the Portfolio's net assets, but which, by reason of waivers, has been charged at the rate of .05%, will terminate effective at the closing of the Purchase Agreement.

     PEAC currently serves as sub-adviser to the Portfolio. Its principal offices are located at 1835 Market Street, 15th Floor, Philadelphia, PA 19103. If Proposal 1 is approved, the Sub-Advisory Agreement between PIMC and PEAC with respect to the Portfolio will terminate effective at the closing of the Purchase Agreement. PIMC pays PEAC's fees for its services as sub-adviser to the Portfolio.

     PFPC and PDI serve as co-administrators to the PNC Fund and are entitled to a combined fee at the annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of its next $500 million of average daily net assets, .16% of its next $1 billion of average daily net assets, and
 .15% of the Portfolio's average daily net assets in excess of $2 billion. During the fiscal year ended September 30, 1995, PFPC and PDI charged administration fees at the annual rate of .02% of the Portfolio's average daily net assets and voluntarily waived all other administration fees. In addition, PDI serves as the PNC Fund's distributor and will continue to serve as the PNC Fund's distributor if Proposal 1 is approved. PFPC is affiliated with PIMC and PNC Bank. PFPC's offices are located at 400 Bellevue Parkway, Wilmington, DE 19809. PDI's offices are located at 259 Radnor-Chester Road, Suite 120, Radnor, PA 19087. See the expense table above under "Summary" for the estimated expenses which the Portfolio will bear if Proposal 1 is approved.

DESCRIPTION OF THE DFA COMPANY'S INVESTMENT MANAGEMENT AGREEMENT WITH DFA WITH RESPECT TO THE MASTER PORTFOLIO

     DFA serves as the investment adviser to the Master Portfolio pursuant to an investment management agreement dated as of January 6, 1993 (the "Management Agreement"). Pursuant to the Management Agreement, DFA has agreed, subject to the general supervision of the DFA Company's Board of Trustees and in accordance with the Master Portfolio's investment objective and policies, to manage the investment and reinvestment of the assets of the Master Portfolio, to continuously review, supervise and administer the Master Portfolio's investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Master Portfolio's assets to be uninvested, to provide the DFA Company with records concerning DFA's activities which the DFA Company is required to maintain, and to render regular reports to the DFA Company's officers and to the Board of Trustees of the DFA Company. Under the Management Agreement, DFA currently bears all of the ordinary operating expenses of the Master Portfolio, including the Master Portfolio's administration, transfer agency and custody fees. DFA has agreed to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described in the Management Agreement.

     Under the Management Agreement, DFA is entitled to an advisory fee, computed daily and paid monthly, at the annual rate of 0.025% of the Master Portfolio's average daily net assets. For the DFA Company's fiscal year ended November 30, 1994, DFA received a fee for its services which, on an annual basis, equaled 0.025% of the Master Portfolio's average net assets.

     The Management Agreement also provides that no provision of the Management Agreement shall be deemed to protect DFA against any liability to the DFA Company or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under the Management Agreement.

     Unless otherwise terminated, the Management Agreement will continue in effect with respect to the Master Portfolio until December 22, 1995 and thereafter from year to year, provided that such continuance is approved at least annually by a vote of the DFA Company's Board of Trustees, including the vote of a majority of those members of the DFA Company's Board of Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of any party to the Management Agreement. In addition, continuance of the Management Agreement may be approved by vote of a majority of the outstanding shares of the Master Portfolio. The Management Agreement provides that it will terminate automatically in the event of its assignment. The Management Agreement also provides that it is terminable without penalty with respect to the Master Portfolio either by vote of the Board of Trustees of the DFA Company or by vote of the holders of a majority of the outstanding shares of the Master Portfolio on 60 days' written notice. The Management Agreement provides that it may be terminated by DFA after 90 days' written notice to the DFA Company. The Management Agreement will be terminated and supplanted by a new investment management agreement with DFA (the "New DFA Agreement") described below at or prior to the closing of the Purchase Agreement.

     As noted above, if the Master Portfolio's Current Shareholder approves the New DFA Agreement, DFA will no longer assume the expense of the Master Portfolio's transfer, dividend disbursing and accounting service agent fees and the asset-based fee of its custodian (the "Assumed Expenses"). The terms of the Management Agreement and the New DFA Agreement are identical except for (i) the provision whereby DFA agrees to pay the Assumed Expenses, and (ii) the
termination date, which will be             , 199  , subject to the annual
continuance by the DFA Company's Board of Trustees described in the preceding paragraph. See "Certain Service Provider Arrangements of the Master Portfolio" above.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERS

     At October 19, 1995, PNC Bank owned of record      % of the Portfolio's
Shares. PNC Bank has no investment power over the Shares it held of record and disclaims beneficial ownership of such Shares. At October 19, 1995 the PNC Fund's officers and trustees as a group owned less than 1% of the outstanding Shares of the Portfolio. To the PNC Fund's knowledge, at October 19, 1995 the name, address and percentage ownership of each person that beneficially owned 5% or more of the outstanding Shares of the Portfolio was as follows:

                                                                                        PERCENTAGE OF
                                                                                          PORTFOLIO
                           NAME AND ADDRESS OF     CLASS AND AMOUNT     PERCENTAGE OF      SHARES
                            BENEFICIAL OWNER      OF SHARES OWNED(1)     CLASS OWNED        OWNED
                         -----------------------  -------------------   -------------   -------------


---------------
(1) Share classes designated by "-1", "-2", "-3" and "-4" represent Service, Series A Investor, Institutional and Series B Investor Shares, respectively, in the Portfolio.

                                 OTHER MATTERS

     No business other than the matters described above is expected to come before the Meeting, but should any other matter requiring a vote of shareholders arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy will vote thereon according to their best judgment in the interests of the Portfolio.

Dated: October 23, 1995

     SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY                           THE PNC(R) FUND
                             INDEX EQUITY PORTFOLIO

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES of The PNC(R) FUND (the "PNC Fund") for use at a Special Meeting of Shareholders (the "Meeting") to be held at the Bellevue Park Corporate Center, 400 Bellevue Parkway, Wilmington, DE 19809 on November 30, 1995 at 10:00 a.m.

    The undersigned hereby appoints Edward J. Roach and G. Willing Pepper, and either of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Meeting, and at all adjournments or postponements thereof, all shares of beneficial interest evidencing interests in the Index Equity Portfolio (the "Portfolio") of the PNC Fund that are held of record by the undersigned on the record date for the Meeting, upon the following matters AND UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING, IN THEIR
DISCRETION:

    (1) To approve or disapprove a change to the Portfolio's fundamental investment limitations to permit the Portfolio to invest all of its assets in a specific corresponding open-end management investment company having substantially the same investment objective, policies and limitations as the Portfolio.
                                       / / FOR      / / AGAINST      / / ABSTAIN

                                   (Continued, and to be signed on reverse side)

(Continued from other side)

    Every properly signed proxy will be voted in the manner specified thereon and, IN THE ABSENCE OF SPECIFICATION, WILL BE TREATED AS GRANTING AUTHORITY TO VOTE FOR PROPOSAL 1.

                                                 PLEASE SIGN, DATE AND RETURN
                                                 THE PROXY CARD PROMPTLY USING
                                                 THE ENCLOSED ENVELOPE

                                                 Please sign exactly as name
                                                 appears hereon. When shares are
                                                 held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney or executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                Dated:                     ,1995
                                                      ---------------------


                                                 X
                                                 -------------------------------
                                                            Signature

                                                 X
                                                 -------------------------------
                                                   Signature, if held jointly